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The Equitable Life Assurance Society of the United States

SUPPLEMENT DATED APRIL 5, 2004 TO THE CURRENT PROSPECTUSES FOR:

EQUITABLE ACCUMULATOR(R)                  EQUITABLE ACCUMULATOR(R) ELITE(SM)
EQUITABLE ACCUMULATOR(R)PLUS(SM)          EQUITABLE ACCUMULATOR(R) SELECT(SM)
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FOR DELIVERY TO SMITH BARNEY CUSTOMERS

This supplement modifies certain information in the above-referenced Prospectuses, Supplements to Prospectuses and Statements of Additional Information ("SAIs"), (together, the "Prospectuses"). Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectuses. You should keep this supplement with your Prospectuses.

Please note the following information:


ELECTRONIC APPLICATIONS AND INITIAL CONTRIBUTIONS

Beginning immediately, your Equitable Accumulator(R) Series contract date will generally be the business day Smith Barney receives your initial contribution and all information needed to process your application, along with any required documents, and transmits your order to us in accordance with our processing procedures. We may reject your application and return your contribution or issue your contract on a later date if any of the limitations described below apply.


SUBSEQUENT CONTRIBUTIONS

Beginning May 1, 2004, any additional contributions you may make will generally be applied to your contract on the business day Smith Barney receives the additional contribution from you and transmits your order to us in accordance with our processing procedures. We may reject your order and return your additional contribution or credit your additional contribution to your contract at a later date if any of the limitations described below apply.


LIMITATIONS

We consider Smith Barney to be a "processing office" for the purpose of receiving applications and contributions as described above.

The procedures described above are not available for 1035 exchanges or other replacement transactions; other types of transactions may also be excluded. You must provide all information and documents we require with respect to your initial or additional contribution. The amount of the initial or additional contribution you are making must be permitted under your contract. Your application and contribution must be made in accordance with all the other terms and conditions described in our prospectus. After receiving your contribution, together with all required information and documents, from you, Smith Barney must deliver them to us in accordance with our processing arrangements with Smith Barney.

Smith Barney may establish a "closing time" for receipt of applications and contribution requests under the above arrangement that is earlier than the end of the business day. Any such earlier closing time may be established without prior notice to you. Also, while we are generally open on the same business days as Smith Barney, a business day for the purposes of this supplement will be our business day.

We or Smith Barney may change or discontinue these arrangements at any time without prior notice. If you change Smith Barney as your broker-dealer of record on your contract, the above procedures will no longer apply, although we may have similar arrangements with your new broker-dealer.

You may always make subsequent contributions under your contract by any other method described in the Accumulator(R) Series prospectus for your contract, as supplemented from time to time. All applications and contributions are subject to acceptance. These arrangements may not be available in every state.

                                                          Acc Series '02 and '04
                                                             New Business (4/05)

           The Equitable Life Assurance Society of the United States
                          1290 Avenue of the Americas
                               New York, NY 10104
                                (212) 554-1234

                                                                          x00775